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                         CONTRIBUTION/EXCHANGE AGREEMENT

                                       of

                                 AUGUST 11, 2000

                                      among

                           TELDAFAX AKTIENGESELLSCHAFT

                                       and

                         NETNET TELEKOMMUNIKATIONS GMBH

                                       and

                           NEWTEL COMMUNICATIONS GMBH






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This CONTRIBUTION / EXCHANGE AGREEMENT (the "Agreement") is made on 11 August
2000 (the "Signing Date") by

1. TelDaFax Aktiengesellschaft, a public stock corporation under the laws of Germany, ( "TDF")

and

2. Netnet Telekommunikations GmbH, a company with limited liability under the laws of Germany, ("Netnet"),

and

3. NewTel Communications GmbH, a company with limited liability under the laws of Germany, ("NewTel"),

                                                     (together the "Companies").


                                    PREAMBLE

A. World Access, Inc., a public stock corporation under the laws of Delaware, U.S.A., ("WA") intends to acquire a majority stake in TDF. WA has entered into a share purchase and transfer agreement with certain shareholders of TDF, dated June 14, 2000, (the "Purchase and Transfer Agreement") for the acquisition of 41.62% of the issued shares in TDF (the "Share Purchase and Transfer Agreement").

B. TDF supports WA's intention as it is convinced that the acquisition by WA of such majority stake and the combination of their respective German businesses is for the benefit of, and in the best interests of, both companies and their shareholders.

C.       The Companies are wholly owned subsidiaries of WA.


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D.       TDF is registered in the commercial register in the local court of
         Marburg under HR B 2174. The share capital of TDF currently amounts to EURO 87,954,360, divided into 33,828,600 non par value shares. TDF has an authorised capital (genehmigtes Kapital) in an aggregate nominal amount of EURO 42,900,000 and a conditional capital in the amount of EURO 42,900,000 to cover the issue of convertible bonds. The shares of TDF are admitted to the Frankfurt Stock Exchange and listed on the segment Neuer Markt and on EASDAQ.

E. The management board (Vorstand) of TDF with the consent of the supervisory board (Aufsichtsrat) is entitled to increase the capital of TDF by the amount of the authorised capital to the exclusion of subscription rights of the existing shareholders if, inter alia, the newly issued shares are used to acquire other businesses. The Vorstand now intends to make use of this authority to acquire the businesses operated by the Companies.

F. WA intends to cause the businesses operated by the Companies to be contributed to TDF against the issue of the shares available under the authorised capital (genehmigtes Kapital) of TDF to the Companies.

G. For German tax purposes the contribution of the businesses operated by the Companies shall constitute a transfer of each of the Company's entire business (Geschaftsbetrieb im Ganzen). For purposes of applying U.S. federal income tax law under the United States Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") and the regulations issued thereunder to the transactions set forth in this Agreement, and depending upon the ultimate percentage of outstanding TDF shares WA acquires in TDF, the transfer of the business operated by NewTel to TDF in exchange for the issuance of TDF shares may be treated as a taxable sale of such assets under Section 1001 of the Internal Revenue Code, but the transfer of the assets and liabilities comprising the business operated by Netnet in exchange for the issuance of TDF shares is intended to and shall be treated as a tax-free "reorganisation" under Section 368 (a)(1)(C) of the Internal Revenue Code. In this regard, this Agreement is intended and shall constitute a "plan of reorganisation" within the meaning of U.S. Treasury Regulation
         Section 1.368-2(g).

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Therefore, the Parties agree as follows:


                                      SS. 1
                                   DEFINITIONS

Agreement                                                             Caption
Application                                                           ss. 2.5
Balance Sheet Assets                                                  ss. 3/2
Business                                                              ss. 2.1
Companies                                                             Caption
Contribution Balance Sheets                                           ss. 3.1
Internal Revenue Code                                              Preamble G
Netnet                                                                Caption
New Shares                                                            ss. 9.1
NewTel                                                                Caption
Purchase and Transfer Agreement                                    Preamble A
Share Purchase and Transfer Agreement                              Preamble A
Signing Date                                                          Caption
TDF                                                                   Caption
Transferred Assets                                                    ss. 3.3
Transfer Date                                                         ss. 2.4
WA                                                                 Preamble A


                                      SS. 2
               CONTRIBUTION OF THE BUSINESSES / ISSUANCE OF SHARES

2.1 Pursuant to the terms and conditions set forth in this Agreement, each of the Companies agrees to transfer to TDF and TDF accepts the transfer of each Company's entire business (Geschaftsbetrieb im Ganzen) with all assets, liabilities



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         and contracts (the "Business") operated by each of the Companies as a contribution in kind (Sacheinlage) against the issue of new shares to the respective Company. The transfers of the Companies' Businesses are set out in more detail in ss.ss. 3 to 8 hereto. The transfer or assignment of the Business shall not include such liabilities under contracts and any other legal position owed by each of the Companies to WA and/or its other subsidiaries.

2.2 The Companies and TDF hereby make all declarations and, unless expressly provided otherwise herein, consummate all actions which are required to effect the transfer of the Businesses. To the extent that certain declarations and actions are specifically mentioned in this Agreement, this is done for the purpose of emphasis and clarification only.

2.3 The transfers of the Businesses shall become effective between the parties (schuldrechtlich) and (unless the consent of any third party is required and outstanding at the Transfer Date) also with title effect towards third parties (dinglich) upon registration of the capital increase in the commercial register of TDF contemplated by this Agreement (the "Transfer Date").

2.4      It is understood that (i) the management board (Vorstand) of TDF and
         (ii) the supervisory board (Aufsichtsrat) of TDF each have agreed in principle to adopt the capital increase contemplated hereby in order to issue the number of shares to the Companies as set forth in ss. 9. TDF undertakes to arrange for filing of the registration of the capital increase contemplated hereby (the "Application") on or immediately after the period for the acceptance of the Tender Offer contemplated by the Share Purchase and Transfer Agreement has expired, unless it turns out that following the Tender Offer WA will not own 50% of the outstanding shares in TDF. TDF further undertakes to consult with the competent commercial register in order to ensure registration of the capital increase as soon as possible after filing.

2.5 The parties to this Agreement shall have the right to withdraw (zurucktreten) from this Agreement (i) if the Closing Conditions of the Share Purchase and Transfer Agreement have not been satisfied by October 31, 2000 or (ii) if one of the parties



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         of the Share Purchase and Transfer Agreement has withdrawn therefrom, or (iii) if the auditor (Sacheinlagenprufer) does not confirm the value of the Business to cover the total contribution amount.

                                      SS. 3
                       TRANSFER OF ASSETS OF THE COMPANIES

3.1 As of the Transfer Date, each of the Companies hereby transfers to TDF and TDF hereby accepts the transfer of all assets which are included in the balance sheet of each Company as of December 31, 1999, which are attached as Exhibit 3.1 to 3.3 (the "Contribution Balance Sheets"). In particular all moveable assets (bewegliche Sachen) which are located at the locations described in Exhibit 3.4 shall be transferred to TDF including all furniture and computer hardware.

3.2 As of the Transfer Date, each of the Companies transfers to TDF and TDF hereby accepts the transfer of, title to all assets, which are not, need not or cannot be accounted for in the Contribution Balance Sheets, but which are directly and indirectly attributable to the Businesses, including any and all goods of minor or little value (all these assets hereinafter referred to as "Balance Sheet Assets").

3.3 As of the Transfer Date each of the Companies hereby transfers to TDF and TDF hereby accepts the transfer of all additions to the Balance Sheet Assets since December 31, 1999. Those Balance Sheet Assets which have been sold since December 31, 1999 or which no longer assist, are not subject to the transfer of assets under this Section 3 (the Balance Sheet Assets as adjusted are referred to as the "Transferred Assets").

3.4 As of the Transfer Date ach of the Companies and TDF agree that title and rights to usage as well as encumbrances on the Transferred Assets shall pass to TDF. To the extent that the Transferred Assets are not directly owned by the respective Company, this Company hereby assigns to TDF its right to demand delivery and to take possession of the respective assets. TDF hereby accepts such assignments.
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3.5      Possession to movable assets which are transferred in accordance with this Section shall pass from the respective Company to TDF effective as at the Transfer Date. To the extent that movable assets are not in the possession of the respective Companies as of the Transfer Date, each Company hereby assigns to TDF the right to require redelivery or surrender of such assets. TDF hereby accepts such assignment.

3.6. To the extent that any of the Transferred Assets under this Section are subject to reservation of title by supplier or transfer of title for security purposes, each Company hereby transfers to TDF as of the Transfer Date its contingent right to acquire title to such assets (Anwartschaftsrecht). TDF hereby accepts such assignment.

                                      SS. 4
                            ASSIGNMENT OF RECEIVABLES

4.1 As of the Transfer Date each of the Companies hereby assigns to TDF and TDF hereby accepts the assignment of, all accounts receivable as well as all other rights and claims of each of the Company, accounted for in the referenced Balance Sheets taking into account additions, disposals and discharges pursuant to ss. 3.3 of this Agreement.

4.2 To the extent that the transfer of receivables pursuant to Subsection 1 requires the consent of third parties, each Company will take every action, in order to obtain such consent. If such consent to the transfer of a receivable claims is withheld, the respective Company and TDF will treat each other as if the relevant receivable had been transferred as of the Transfer Date.

                                      SS. 5
                      ASSIGNMENT OF TRADEMARKS AND SOFTWARE

As of the Transfer Date each of the Companies hereby assigns to TDF and TDF hereby accepts an assignment of, all trademarks, software and other intellectual property rights

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which form part of their respective Business as of the Transfer
Date including, without limitation, the trademarks and software listed in
Exhibit 5 together will all rights and obligations relating thereto. In due course, after the Transfer Date, the respective Company and TDF will take all this actions reasonably required to have TDF registered as the new owner of trademarks and other intellectual property rights.


                                      SS. 6
           TRANSFER OF INTANGIBLE ASSETS AND OF ALL BOOKS AND RECORDS

As of the Transfer Date each of the companies hereby assigns to TDF and TDF hereby accepts the assignment of, all intangible assets forming part of the business as of the Transfer Date, including without limitation, all goodwill, customer relations and all rights in the name of the respective Company as well as all books, records, certificates deeds and other information relating to its Business.

                                      SS. 7
            ASSIGNMENT OF CONTRACTS, LEGAL POSITIONS AND LIABILITIES

7.1 As of the Transfer Date each of the companies hereby assigns to TDF and TDF hereby accepts the assignment of all contracts and, to the extent assignable, contract offers, memberships, approvals, licences and other legal relations forming part of the business as of the Transfer Date except contracts and any other legal positions owed to WA and/or its other subsidiaries. The aforementioned assignment of contracts shall include but not be limited to the contracts which are listed in Exhibit 7.1.

7.2 As of the Transfer Date each Company hereby assigns to TDF and TDF hereby accepts the assignment of all obligations shown in the balance sheets taking into account all additions, disposals and discharges since December 31, 1999, except liabilities owed by each of the Companies to WA and/or its other subsidiaries under contracts and any other legal position. The assignment shall also include liabilities under contracts and other legal positions assigned in accordance with



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         Subsection 1, tax liabilities and other liabilities arising from the operations of the respective Company.

7.3 To the extent that the assignment of contracts, legal positions, liabilities in accordance with this Section requires the consent of the relevant creditors and counterparties, respectively, the Company and TDF will use reasonable efforts to obtain such consent to wherever reasonably possible. If any creditor or counterparty withholds its consent, the parties will treat each other as if the relevant liability or contract had been transferred as of the Transfer Date not only with internal but also with external effect. In particular any liabilities and contracts shall be performed by TDF on behalf of the respective Company but for the account of TDF and TDF shall indemnify and hold the respective Company harmless against all damages, costs and expenses suffered or incurred in connection with any contract, legal position and liability which is assigned to TDF in accordance with this Agreement. If a Company is held liable by any third party for fulfilment of any liability or contract which is, or, if they existed as stated by the relevant third party, would be assigned by the Company to TDF in accordance with this Agreement and, if TDF does therefore not fulfil the liability or contract as demanded by the third party, then TDF shall be responsible for handling the further proceedings including, but not limited to, any litigation and shall advance to the Company all funds reasonably required to defend itself against any claims stated by the third party without prejudice to its obligation to indemnify and hold the Company harmless in accordance with the proceeding provisions.

                                      SS. 8
               TRANSFER OF EMPLOYMENTS AND OF PENSION LIABILITIES

8.1 All rights and obligations under any employment agreement to which any of the Companies is party as employer as of the Transfer Date shall transfer to TDF as at that date in accordance with ss. 613a of the German Civil Code (BGB).

8.2 TDF shall indemnify and hold each Company harmless against all damages, costs and expenses suffered or incurred in connection with any liability towards actually



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         or former employees of the Companies which are transferred to TDF in accordance with Subsection 1. The provisions in ss. 7.3 apply accordingly.

                                      SS. 9
                                  CONSIDERATION

9.1 As consideration for the contribution of the Businesses of the Companies, TDF shall issue in total 2.546.239 non par value shares; of these shares TDF shall issue

         9.1.1 to Netnet 1,620,334 non par value shares representing a capital of Euro 1,620,334 at a subscription amount of Euro 8,90 per share or a total contribution amount of Euro 14,420,972.60;

         9.1.2 to NewTel 925,905 non par value shares representing a capital of Euro 925,905 as a subscription amount of Euro 8.90 per share, or a total contribution amount of Euro 8,240,554.50.

                  The issued shares are hereinafter together referred to as the "New Shares".

9.2 Upon issuance the New Shares will be duly and validly authorised, fully paid and non assessable and free of pre-emptive or similar rights or encumbrances.

9.3 In its tax balance sheet TDF shall be obliged to continue to account for the assets transferred under this Agreement at their book value.


                                     SS. 10
                         REPRESENTATIONS AND WARRANTIES

The Companies and WA do not give any representations and warranties with respect to their Businesses. Any obligations of the Companies vis-a-vis TDF under the applicable laws remain unaffected by this exclusion.

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                                     SS. 11
                     CONDUCT OF THE BUSINESSES OF WA AND TDF

Each of the Companies undertakes to TDF and TDF undertakes to each of the Companies to procure that (i) the Businesses of the Companies and TDF, respectively, during the period from the date hereof to the registration with the commercial register of the New Shares, are conducted in the ordinary course except with the prior written approval of the other party, (ii) no steps are taken by the Companies and TDF, as the case may be, which are or could be, using a sound commercial judgment, detrimental to the transaction contemplated by this Agreement and that (iii) no action is taken by the Companies and / or TDF which would require their respective shareholders' or supervisory board's approval.


                                     SS. 12
                                      COSTS

Each party shall bear the cost of its own legal and other advisors incurred in connection with the negotiation, execution and completion of this Agreement and the transactions contemplated hereby as well as any personal taxes arising therefrom. All notary's fees relating to the contribution in kind shall be borne by TDF.


                                     SS. 13
                                     NOTICES

Any notices provided or required under the terms of this Agreement shall be given in writing and shall be effective immediately when provided by facsimile transmission or personal delivery, or five days after being sent by internationally recognised courier, and addressed as follows:


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(a)               If to the Companies:

                  World Access, Inc.
                  c/o GAEDERTZ, Frankfurt office
                  Bockenheimer Landstra(beta)e 98 - 100,
                  60323 Frankfurt am Main,
                  Fax-No.: ++49 69 7941 100

                  with copy to:

                  World Access, Inc.,
                  Attn.: W. Tod Chmar, Executive Vice President
                  945 East Paces Ferry Road, Suite 2200,
                  Atlanta, GA 30326,
                  U.S.A.
                  Fax-No.: ++1 404 233 2280

(b)               If to TDF:

                  TelDaFax AG,
                  Attn.: Dr. Henning F. Klose
                  Rudolf-Breitscheid-Stra(beta)e
                  35010 Marburg/Lahn
                  Fax-No.: ++49 6421 181 1210


                                     SS. 14
                                MUTUAL ASSISTANCE

The parties undertake to co-operate with and to provide each other with all necessary information required for any regulatory filings, in particular, but not limited to, all filings with the Securities Exchange Commission.

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                                     SS. 15
                                  MISCELLANEOUS

15.1 This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. The courts in Frankfurt am Main shall have non-exclusive jurisdiction.

15.2. The authentic text of this Agreement shall be the English text. However, if any German translations have been provided in brackets, such German terms shall prevail. Each of the Companies confirms that it is fully aware of the contents of all Exhibits including those which are in the German language. For purposes of the registration, a German translation of this Agreement will be prepared.

15.3 The parties to this Agreement shall keep this Agreement confidential and shall only make public announcements as to its contents upon mutual agreement. This does not apply to any disclosure required under the applicable laws, by governmental regulatory bodies, under banking covenants or stock exchange regulations (including the U.S. Securities Exchange Commission and Nasdaq National Market) to which a party to this Agreement is subject to. The content of such disclosure will be communicated to either party prior to the disclosure.

15.4 This Agreement, together with the agreements mentioned herein and the Side Letter between the Parties and others of even date, sets forth the entire agreement and understanding of the Parties with respect to the subject matter hereof. This Agreement will be executed in five counterparts.

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15.5     No amendment to this Agreement shall be of any effect unless it is in writing and signed for or on behalf of the parties hereto. This shall also apply to any amendment of the present section.

15.6 If any of the provisions of this Agreement shall be or become invalid, this shall not affect the validity of the remaining provisions. The parties undertake to replace any invalid provisions by such provisions as shall come as close as possible to their commercial intentions in a legally valid manner. The same shall apply if this Agreement should contain an unintentional gap.



/s/ Dr. Achim Herfs
-----------------------------------
TelDaFax Aktiengesellschaft


/s/ Thomas Sievert
-----------------------------------
Netnet Telekommunikations GmbH


/s/ Thomas Sievert
-----------------------------------
NewTel Communications GmbH